Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Covenant Logistics Group, Inc. (formerly known as Covenant Transportation Group, Inc.):

We consent to the use of our reports dated March 9, 2020, with respect to the consolidated balance sheets of Covenant Logistics Group, Inc. (formerly known as Covenant Transportation Group, Inc.) and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Covenant Logistics Group, Inc. (formerly known as Covenant Transportation Group, Inc.). Our report refers to a change to the method of accounting for leases as of January 1, 2019 due to the adoption of ASU 2016-02, Leases, and subsequently issued additional ASUs amending this ASU (collectively ASC 842, Leases).

/s/ KPMG LLP

Nashville, Tennessee
July 7, 2020

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